August 16, 2006

The Board of Trustees
Oppenheimer Institutional Money Market Fund
6803 S. Tucson Way
Centennial, CO 80112-3924

To the Board of Trustees:

     OppenheimerFunds,  Inc.  ("OFI") hereby offers to purchase  100,000 Class E shares and 1,000 Class L shares of Oppenheimer  Institutional  Money Market Fund
(the "Fund"),  at a net asset value per share of $1.00 for each such class,  for an aggregate purchase price of $101,000.

     In connection with such purchase, OFI represents that such purchase is made for  investment  purposes by OFI without any present  intention  of redeeming or selling such shares.

                                          Very truly yours,

                                          OppenheimerFunds, Inc.

                                          By: /s/ Robert G. Zack
                                              _______________________
                                              Robert G. Zack
                                              Executive Vice President
                                                and General Counsel